VOTORANTIM CELULOSE E PAPEL S.A.

Listed company

CNPJ/MF Nº 60.643.228/0001-21

NIRE 35.300.022.807

MINUTES OF THE EXTRAORDINARY GENERAL MEETING OF STOCKHOLDERS HELD ON 18 OCTOBER 2004

Date, Place and Time:	Held on 18 October 2004 , at 10 a.m. at the company's head office, Alameda Santos 1357, 6 th floor, São Paulo , São Paulo State .
Present :

(i) Stockholders representing almost the entire registered capital with voting rights, and holders of preferred shares without voting rights, as recorded by signatures in the Stockholders' Attendance Records; and
(ii) Mr. José Luciano Duarte Penido – Director-President.

Convocation :	Convocation announcement published on 1, 2 and 5 October in the Official Gazette of the State of São Paulo, and on 1, 4 and 5 October in Valor Econômico S.A .
Meeting Committee :	Mr. José Luciano Duarte Penido – Chairman Mr. Eduardo Lavini Russo – Secretary
Agenda:

(a) Increase in the subscribed registered capital, through capitalization of a portion of the profit reserve, in accordance with the proposal by the company's management of 27 September 2004 ;

(b) Reverse split of the 38,322,699,553 shares, without par value, representing the total of the subscribed capital, in the proportion of 200 shares to one share of each respective type, in accordance with the proposal of the company's management of 27 September 2004;

(c) Proportional adjustment of the limit of the company's authorized capital;

(d) Distribution to the stockholders of interim dividends, in accordance with the balance sheet raised by the company on 30 June 2004 ;

(e) Alteration of the provisions of the bylaws relating to the following items:

i. Method of election of the Chairman and Vice-Chairman of the Board of Directors.

ii. Method of election of a member of the Board of Directors in the event of a seat being vacant;

iii. Alteration of the periodicity of ordinary meetings of the Board of Directors, and possibility of members of the Board participating through electronic, telephonic or audio visual means.

iv. Alteration to the competency of the Board of Directors in relation to prior approval of acts and signature of any documents or contracts binding the company above a certain amount, and in relation to chairing of meetings of the said Board of Directors;

v. Alteration of the competences of the Executive Officers as a group and of the individual Executive Officers to carry out acts and sign any documents or contracts which bind the company, and to represent the company, and to chair meetings of the said Executive Board;

vi. Alteration of the method of appointment of the Meeting Committee in General Meetings of Stockholders;

vii. Other operational questions and questions of interest to the company;

viii. Consolidation of the bylaws; and

ix. Election of a new member of the Board of Directors, to replace Mr. Raul Calfat.

Decisions : The meeting having been opened and the Meeting Committee having been chosen, the following decisions were adopted:

    (a) Increase in the paid-in registered capital, from R$ 1,701,900,122.76 (one billion, seven hundred and one million, nine hundred thousand, one hundred and twenty two Reais and seventy six centavos) to R$ 2,478,582,123.76 (two billion, four hundred and seventy eight million, five hundred and eighty two thousand, one hundred and twenty three Reais and seventy six centavos), that is to say an increase of R$ 776,682,001 (seven hundred and seventy six million, six hundred and eighty two thousand and one Reais), without issuance of new shares, by capitalization of the profit reserve in the amount corresponding to the increase in capital carried out.

    (b) Reverse split of the 38,322,699,553 (thirty eight billion, three hundred and twenty two million, six hundred and ninety nine thousand, five hundred and fifty three) shares, without par value, representing the total of the subscribed capital, in the proportion of 200 (two hundred) shares to 1 (one) share of the same type, resulting in 191,613,498 (one hundred and ninety one million, six hundred and thirteen thousand, four hundred and ninety eight) shares, of which 105,702,452 (one hundred and five million, seven hundred and two thousand, four hundred and fifty two) are common shares and 85,911,046 (eighty five million, nine hundred and eleven thousand and forty six) are preferred shares.

    Votocel Filmes Flexíveis Ltda., a member of the block of stockholders which controls the company, directly or through a company linked to it, will give, free of charge, to stockholders who on 30 September 2004 held less than 200 (two hundred) shares per type, the number of shares sufficient to complete a lot of 200 (two hundred) shares. For this, such stockholders must, within 30 (thirty) days after the communication to the market of decisions of this Extraordinary General Meeting of Stockholders, make known to the company their interest in receiving shares, donated, in such a way as to complete the respective fractional positions so that, after the reverse split, they shall have at least 1 (one) share. The other stockholders, holders of 200 shares or more may if they wish adjust their positions in the respective types of stock to multiples of 200 (two hundred) shares, by trading on the stock exchange, during a period of 30 days after the communication to the market of the decisions of this Extraordinary General Meeting.

    After completion of a period of 30 days after the communication to the market of the decisions of this Extraordinary General Meeting of Stockholders, for holders of less than 200 shares to give their notice or for adjustment of the positions of the other stockholders, any fractions of shares shall be separated, grouped into whole numbers and sold in auctions on the São Paulo stock exchange, and the respective amounts shall be paid to the holders of the fractions proportionally to the fractions held by each one. For the stockholders whose accounts are frozen or whose stockholder registry information details are out of date, the amount from the sale of the fractions shall be held at the company's disposal, starting from the date decided for payment, in the branch network of Banco Itaú (the financial institution which is depositary of the shares).

   Simultaneously with the transaction in the Brazilian market, (a) the American Depositary Receipts (ADRs) issued by the company on the New York stock exchange, also within the period stipulated for the adjustment of positions, shall be split in the proportion of 1 (one) current ADR to 2.5 (two and a half) ADRs; and (b) the ratio per ADR shall change to 1 (one) ADR per preferred share.

    The base date for trading of the company's shares and American Depositary Receipts (ADRs) with the new composition of the registered capital, after the reverse split of the shares and the split of the ADRs above mentioned, shall be 1 December 2004.

    In view of the capital increase and the reverse split of shares decided above, Article 5 of the company's bylaws shall now read as follows: " Article 5 – The registered capital is R$ 2,478,582,123.76 (two billion, four hundred and seventy eight million, five hundred and eighty two thousand, one hundred and twenty three Reais and seventy six centavos), divided into 191,613,498 (one hundred and ninety one million, six hundred and thirteen thousand, four hundred and ninety eight) shares, of which 105,702,452 (one hundred and five million, seven hundred and two thousand, four hundred and fifty two) are common shares and 85,911,046 (eighty five million, nine hundred and eleven thousand and forty six) are preferred shares, all without par value. § 1 – Bonuses and dividends shall be distributed in proportion to the realized capital. § 2 – The form of the common and preferred shares shall be nominal, and the subsidiary form shall be book-entry. § 3 – The shares may not be converted from common to preferred, nor from preferred to common. § 4 – Each common share shall correspond to one vote in decisions of the General Meetings of Stockholders. § 5 – The stockholders shall have preference for subscription of shares in increases of the registered capital, in the same type and class of shares as and in the proportion of their holdings. § 6 – The new shares resulting from any increase in the registered capital shall be posted and credited in the deposit accounts of the stockholders within 60 (sixty) calendar days from the date of publication of the Minutes of the respective General Meeting of Stockholders. § 7 – Issuance of founders' shares by the company is expressly prohibited."

    (c) Adjustment of the limit of authorized capital to up to 140,000,000 (one hundred and forty million) common shares and 280,000,000 (two hundred and eighty million) preferred shares, and Article 33 of the bylaws shall have the following drafting: " Article 33 – The company, when called by the Board of Directors or as a result of the conversion of debentures into common and preferred nominal shares, is authorized to increase, independently of any change in the bylaws, the number of common and preferred shares representing the registered capital, up to a limit of 140,000,000 (one hundred and forty million) common shares and 280,000,000 (two hundred and eighty million) preferred shares, all without par value. The Board of Directors may, at its option, change the existing proportion between the common and preferred shares, up to the limit of one-third to two-thirds, respectively. Sole sub-paragraph: The Board of Directors may, in accordance with Article 172 of Law 6404/76 and of Article 33 above, authorize the issuance by the society of common and preferred shares without the right to vote, or of debentures convertible into common and preferred shares without the right to vote, with exclusion or reduction of the period for the right of preference in subscription for existing stockholders, provided that the placement is made through a sale on a securities exchange or by public subscription, or through exchange of shares, in a public offering for acquisition of control, in accordance with the Law."

    (d) Distribution to the stockholders of the total amount of R$ 80,000,000.00 (eighty million Reais), in interim dividends, based on the balance sheet raised by the society on 30 June 2004, without causing any change in the current Dividend Policy; R$ 42,275,748.51 (forty two million, two hundred and seventy five thousand, seven hundred and forty eight Reais and fifty one centavos) shall be distributed to the holders of common shares, corresponding to R$ 1.99975 per lot of 1,000 (one thousand) shares, and R$ 37,724,251.48 (thirty seven million, seven hundred and twenty four thousand, two hundred and fifty one Reais and forty eight centavos) shall be distributed to the holders of preferred shares, corresponding to R$ 2.19973 per lot of 1,000 (on thousand) shares. The stockholders registered on 18 October 2004 shall have the right to the dividends, and the dividends shall be credited to the depositary bank for the shares by 5 November 2004 .

    The interim dividends approved shall be added to the dividends to be approved by the Ordinary General Meeting of Stockholders which decides on the accounts of the present business year for the purposes of verification of compliance with the demands of the bylaws and the legal requirements for distribution of the obligatory annual dividend.

(e) Changes in the bylaws as follows:

    i. Change of Article 10 of the bylaws, which shall now read as follows: " Article 10 – The Board of Directors shall have a Chairman and may have a Vice-Chairman, appointed by the same General Meeting of Stockholders which elects the members of the Board of Directors, or appointed in a meeting of the Board of Directors itself."

    ii. Alteration of Article 12 of the bylaws, which shall now read as follows: " Article 12 – In the event of a seat being vacant or terminal impediment of a Board member, the substitute shall be appointed by the remaining members of the Board to complete the mandate begun by the person substituted."

    iii. Alteration of Article 14 of the bylaws and inclusion of a sole sub-paragraph in the said Article, which shall now read as follows: " Article 14 – The Board of Directors shall meet, ordinarily, three times a year and, extraordinarily at any time, in accordance with the needs under the bylaws or as may be convenient to the Board. Sole sub-paragraph: In the meetings of the Board of Directors, participation may take place by electronic, telephonic or audio visual means."

    iv. Alteration of Articles 15 and 17 and their sub-items and lines, which shall now, respectively, read as follows:

    " Article 15 – The meetings of the Board of Directors shall be chaired by the Chairman or by another Board member appointed by those present and a person indicated by those present shall act as Secretary. The respective minutes of the meeting shall be prepared and posted in the book maintained specifically for this purpose."; and

    " Article 17 – The Board of Directors shall have the competencies: I – to fix the general orientation of the business of the company; II – to elect, dismiss at any time and substitute the members of the Executive Board, fixing their attributions; III – to establish the criteria for individual distribution between its own members and those of the Executive Board of the remuneration budget approved by the General Meeting of Stockholders; IV – to inspect and monitor the management of the Executive Board and the Executive Officers; V – to call the General Assemblies in the cases provided for by law or when it deems convenient; VI – to approve the expansion plans; VII – to authorize the distribution of the interim dividends, on account of the annual dividends; VIII – to approve the payment or credit to stockholders of interest on equity; IX – to choose and dismiss the independent auditors; X – to fix the price of issue of the shares in increases of capital by public or private subscription; XI – to prepare and present to the Ordinary General Meeting of Stockholders the Annual Report of the company's activities, instructing it with the financial statements legally demanded in each business year; XII – to decide on increases of the registered capital within the authorized limit established in Article 33; XIII – to modify the existing proportion between common and preferred shares, up to the limit of one-third to two-thirds, respectively; XIV – to submit to the General Meeting of Stockholders a proposal for a plan for granting of an option to purchase shares to the company's Managers or employees; XV – to authorize the Executive Board to implement the acquisition of the company's own shares, to be held in Treasury, with subsequent sale or withdrawal from circulation; XVI – to decide whether to give prior approval, stating its express authorization, to the Executive Board for the practice of the following acts, when the total value involved is more than R$ 20,000,000.00 (twenty million Reais): a) sale or the placing of a charge on the company's real estate property; and b) issuance of promissory notes (Commercial Papers), for public placement in Brazil, deciding on: i. the value of the issue and its division into series; ii. the quantity and nominal amount; iii. the conditions for remuneration and monetary updating; iv. the period of maturity of securities; v. guarantees; vi. demonstrative details for proof of compliance with the legal limits; vii. location of payment; viii. contracting of provision of services related to the issue."

    v. Alteration of Articles 20, 21, 22 and 24, their sub-paragraphs and items, which shall now read as follows:

    " Article 20 – The Executive Officers shall meet when necessary to decide on the subjects of their competence, set by law or in the bylaws. § 1 – The meetings of the Executive Board shall be chaired by the Director-President. In the event of his absence and lack of previous designation in Article 24, the other Directors shall forthwith elect a Chair for the meeting. § 2 – The decisions of the Executive Officers are reported in minutes, transcribed in a book maintained specifically for the purpose. § 3 – The meetings of the Executive Board shall be installed with the presence, of at least, the majority of their members. § 4 – The decisions of the Executive Board shall be taken by simple majority of votes, and the Director-President shall have a casting vote in the event of a tie. § 5 – The decisions of the Executive Board in relation to the matters listed in Article 21, item III, line b, below, must necessarily have the express approval of a member of the Board of Directors, in addition to the matters provided in § 4 of this Article."

    " Article 21 – The Executive Board has the following competencies: I – the widest and most general powers of management, within the limits established by law and by these bylaws; II – practice of all the juridical acts which create, modify or extinguish rights or obligations, subject to the prior authorization of the Board of Directors in the case of any of the acts listed in Article 17, item XVI, and they shall not be allowed to give any type of legal or real-property guarantees of any type in favor of third parties, other than (a) for the benefit of subsidiary, affiliated or related companies, or employees transferred between units, or of new employees, (b) transactions arising from agreements signed by the company with financial institutions for financings in the "vendor" mode, destined for the acquisition of pulp or paper manufactured and/or distributed by the company; III – prior authorization, in a meeting of the Executive Board, of: (a) opening of branch offices or the establishments referred to in Article 2 of these bylaws; (b) the signing of any legal transactions which bind the company, or relieve third parties of liabilities to the company, the value of which is in excess of R$ 20,000,000.00 (twenty million Reais), subject to Article 17, item XVI, of the bylaws; and (c) creation of subsidiaries or investments in other companies, except those arising from fiscal incentives."

    " Article 22 – The active and passive representation of the company for the practice of any acts, and also for the signing of any legal transactions up to R$ 20,000,000.00 (twenty million Reais), subject to the private competencies of the Board of Directors and of the Executive Board provided for in these bylaws, shall take place by joint signature of two Directors or of one Director and a person holding power of attorney from the company, or, alternatively, two persons holding powers of attorney legally constituted and with specific powers, from the company. § 1 – The holders of power of attorney shall be appointed by a specific instrument, signed by two Directors, in which the powers conferred and the period shall be specified, and such periods shall always be determinate, except when the powers are given to professionals qualified for the Courts in general, with the powers of the " ad judicia et extra " clause or for the defense of the interest of the company in Administrative Proceedings.

    " Article 24 – When absent or impeded, the Director-President shall be substituted by another Director designated, in writing or verbally, by him, and the substitute may exercise all the attributions of the Director-President, under these bylaws."

    Exclusion of line "d" of Article 23 of the bylaws.

    vi. Alteration of Article 27, paragraph 3, of the bylaws, to read as follows:

    " Article 27 – The General Meeting of Stockholders, called and in session pursuant to the law and these bylaws, is the supreme body to decide on all the business of the company and to take whatever decisions it deems convenient, and the period of notice for convocation of the first meeting is 15 (fifteen) days, and the said period is 8 (eight) days for the second convocation. § 1 – There shall be an Ordinary General Meeting of Stockholders once a year, within the first four months following the termination of the business year, to decide on the matters listed in Article 132 of Law 6404/76. § 2 – There may be Extraordinary General Meetings of Stockholders at any time, on convocation by the Chairman of the Board of Directors and, also in the cases provided for by law, on convocation by stockholders or by the Audit Board. § 3 – The General Meeting of Stockholders shall have a presiding Chairman, and Secretary, chosen by the stockholders present that have the right to vote. § 4 – Persons holding power of attorney from, and the representatives of, stockholders may take part in General Meetings of Stockholders when they have deposited the respective instruments of power of attorney or representation at the head office up to three business days before the date set for the General Meeting."

    vii. Consolidation of the bylaws, which shall now read as follows:

BYLAWS

VOTORANTIM CELULOSE E PAPEL S.A.

"CHAPTER I – NAME, HEAD OFFICE, DURATION AND OBJECTS – Article 1 – The Brazilian corporation VOTORANTIM CELULOSE E PAPEL S.A., constituted as a company registered with the CVM, shall be governed by these bylaws and by the applicable legislation. Article 2 – The company has its head office and area of jurisdiction in the city of São Paulo, São Paulo State, at Alameda Santos 1357, 6 th Floor, and may open branch offices, establishments and offices in any part of Brazil or outside Brazil. Article 3 – The company shall be of indeterminate duration. Article 4 – The objects of the company are: a) industry and commerce, wholesale and retail, of pulp, paper, cardboard and any other products derived from these materials, both the company's own or of third parties; b) wholesale or retail sale of products destined for printing use in general; c) commercial operation of all the industrial and commercial activities which relate directly or indirectly to the company's objects; d) importation of goods and merchandise relating to the company's objects; e) exportation of products manufactured by itself and by third parties; f) representation of itself or of third parties; g) holding of interests in other companies, in Brazil or outside Brazil, whatever their form and object, as partner or holder of shares; h) provision of services of administrative, organizational and financial control to related companies or to third parties; i) administration and implementation of forestry and reforestation projects, for itself or of third parties, including the management of all the agricultural activities which make possible the production and supply of raw material to the pulp, paper or cardboard industry or any industry dealing with any other products derived from these materials; and j) provision of technical services, through consultancy and advice to its subsidiary companies or to third parties. CHAPTER II – REGISTERED CAPITAL AND SHARES – Article 5 – The registered capital is R$ 2,478,582,123.76 (two billion, four hundred and seventy eight million, five hundred and eighty two thousand, one hundred and twenty three Reais and seventy six centavos), divided into 191,613,498 (one hundred and ninety one million, six hundred and thirteen thousand, four hundred and ninety eight) shares, of which 105,702,452 (one hundred and five million, seven hundred and two thousand, four hundred and fifty two) are common shares and 85,911,046 (eighty five million, nine hundred and eleven thousand and forty six) are preferred shares, all without par value. § 1 – Bonuses and dividends shall be distributed in proportion to the realized capital. § 2 – The form of the common and preferred shares shall be nominal, and the subsidiary form shall be book-entry. § 3 – The shares may not be converted from common to preferred, nor from preferred to common. § 4 – Each common share shall correspond to one vote in decisions of the General Meetings of Stockholders. § 5 – The stockholders shall have preference for subscription of shares in increases of the registered capital, in the same type and class of shares as and in the proportion of their holdings. § 6 – The new shares resulting from any increase in the registered capital shall be posted and credited in the deposit accounts of the stockholders within 60 (sixty) calendar days from the date of publication of the Minutes of the respective General Meeting of Stockholders. § 7 – Issuance of founders' shares by the company is expressly prohibited. Article 6 – The preferred shares shall have the following advantages: a) minimum priority dividend, in the proportion of their type, as provided for in Article 29, item III of these bylaws, which shall be annual and non-cumulative; b) participation in the profits of the company in equality of conditions with the common shares, and also in the distribution of shares receiving bonuses, resulting from the capitalization of reserves of any type; c) all the other rights which may be attributed to the ordinary shares, subject to the restriction mentioned in the first paragraph of this Article; d) priority in the reimbursement of capital, in the event of liquidation of the company; e) participation, equally with the other types of shares, in the distribution of dividends which exceed that referred to in letter "a" of this Article; f) dividend 10% (ten percent) greater than the dividends attributed to the common shares. § 1 – The preferred shares shall not have the right to vote. § 2 – The company may issue preferred shares of new classes, or increase the number of preferred shares of existing classes, without maintaining the proportion to the other shares, subject to the maximum limit of 2/3 of the preference shares in relation to the number of shares issued. CHAPTER III - MANAGEMENT – Article 7 – The company shall be managed by a Board of Directors and by an Executive Board, with the powers and competencies conferred by law and by these bylaws. SECTION I – TH E B OARD OF DIRECTORS – Article 8 – The Board of Directors shall be made up of at least 3 (three) and a maximum of 10 (ten) members, all stockholders, elected by the General Meeting of Stockholders, with term of office of 2 (two) years, which shall begin by signature of the undertaking of assumption of office, recorded in a book maintained specifically for this purpose. Article 9 – All the Members of the Board may be re-elected, and if not re-elected shall remain in their posts until their substitutes assume office. Article 10 – The Board of Directors shall have a Chairman and may have a Vice-Chairman, appointed by the same General Meeting of Stockholders which elects the members of the Board of Directors, or appointed in a meeting of the Board of Directors itself . Article 11 – The Members of the Board of Directors shall be elected by a simple majority of the votes of the stockholders present at the General Meeting of Stockholders. Article 12 – In the event of a seat being vacant or terminal impediment of a Board member, the substitute shall be appointed by the remaining members of the Board to complete the mandate begun by the person substituted. Article 13 – In the absence or temporary impediment of the Chairman, the Vice-Chairman shall assume the Chairmanship, and in the absence of both, the Board shall elect, from among its members, those who will substitute them provisionally. Article 14 – The Board of Directors shall meet, ordinarily, three times a year and, extraordinarily at any time, in accordance with the needs under the bylaws or as may be convenient to the Board. Sole sub-paragraph: In the meetings of the Board of Directors, participation may take place by electronic, telephonic or audio visual means. Article 15 – The meetings of the Board of Directors shall be chaired by the Chairman or by another Board member appointed by those present and a person indicated by those present shall act as Secretary. The respective minutes of the meeting shall be prepared and posted in the book maintained specifically for this purpose. Article 16 – The quorum for the meeting of the Board is one half plus one of its members, and decisions are taken by the majority of votes of the Board Members present, and the Chairman or his substitute shall have, as well as his own vote, the casting vote in the event of a tie. Article 17 – The Board of Directors shall have the competencies: I – to fix the general orientation of the business of the company; II – to elect, dismiss at any time and substitute the members of the Executive Board, fixing their attributions; III – to establish the criteria for individual distribution between its own members and those of the Executive Board of the remuneration budget approved by the General Meeting of Stockholders; IV – to inspect and monitor the management of the Executive Board and the Executive Officers; V – to call the General Assemblies in the cases provided for by law or when it deems convenient; VI – to approve the expansion plans; VII – to authorize the distribution of the interim dividends, on account of the annual dividends; VIII – to approve the payment or credit to stockholders of interest on equity; IX – to choose and dismiss the independent auditors; X – to fix the price of issue of the shares in increases of capital by public or private subscription; XI – to prepare and present to the Ordinary General Meeting of Stockholders the Annual Report of the company's activities, instructing it with the financial statements legally demanded in each business year; XII – to decide on increases of the registered capital within the authorized limit established in Article 33; XIII – to modify the existing proportion between common and preferred shares, up to the limit of one-third to two-thirds, respectively; XIV – to submit to the General Meeting of Stockholders a proposal for a plan for granting of an option to purchase shares to the company's Managers or employees; XV – to authorize the Executive Board to implement the acquisition of the company's own shares, to be held in Treasury, with subsequent sale or withdrawal from circulation; XVI – to decide whether to give prior approval, stating its express authorization, to the Executive Board for the practice of the following acts, when the total value involved is more than R$ 20,000,000.00 (twenty million Reais): a) sale or the placing of a charge on the company's real estate property; and b) issuance of promissory notes (Commercial Papers), for public placement in Brazil, deciding on: i. the value of the issue and its division into series; ii. the quantity and nominal amount; iii. the conditions for remuneration and monetary updating; iv. the period of maturity of securities; v. guarantees; vi. demonstrative details for proof of compliance with the legal limits; vii. location of payment; viii. contracting of provision of services related to the issue. Article 18 – The Board of Directors shall designate, from among the Directors, the Director who will also have the function of "Investor Relations Director", who shall be the person competent for providing the necessary information to the investors, to securities exchanges and to the Securities Commission (CVM). SECTION II – THE EXECUTIV E B OARD – Article 19 – The Executive Board shall be made up of at least 3 (three) and a maximum of 10 (ten) members, who need not be stockholders, elected by the Board of Directors, with period of office of 1 (one) year, and who may be re-elected, and shall be one Director-President and the others without specific designation. § 1 – The Directors are exempt from obligation of charge or deposit of shares. § 2 – Assumption of the office of Director shall take place through signature of an undertaking of assumption of office, written in the book of Minutes of the Meetings of the Executive Board. § 3 – When the period for which they have been elected comes to an end, the Directors shall continue in the exercise of their posts, until the election and swearing-in of the elected substitutes. § 4 – In the event of a vacancy or terminal impediment of a Director, the Board of Directors may elect the substitute, who shall complete the period of administration of the person substituted. § 5 – In the absence or temporary impediment of a Director, the Director-President shall designate, from among the Directors, one who shall, provisionally, also have the functions of the Director who is absent or impeded. § 6 – The Directors shall receive the remuneration which is set, individually, by the Board of Directors. Article 20 – The Executive Officers shall meet when necessary to decide on the subjects of their competence, set by law or in the bylaws. § 1 – The meetings of the Executive Board shall be chaired by the Director-President. In the event of his absence and lack of previous designation in Article 24, the other Directors shall forthwith elect a Chair for the meeting. § 2 – The decisions of the Executive Officers are reported in minutes, transcribed in a book maintained specifically for the purpose. § 3 – The meetings of the Executive Board shall be installed with the presence, of at least, the majority of their members. § 4 – The decisions of the Executive Board shall be taken by simple majority of votes, and the Director-President shall have a casting vote in the event of a tie. § 5 – The decisions of the Executive Board in relation to the matters listed in Article 21, item III, line b, below, must necessarily have the express approval of a member of the Board of Directors, in addition to the matters provided in § 4 of this Article. Article 21 – The Executive Board has the following competencies: I – the widest and most general powers of management, within the limits established by law and by these bylaws; II – practice of all the juridical acts which create, modify or extinguish rights or obligations, subject to the prior authorization of the Board of Directors in the case of any of the acts listed in Article 17, item XVI, and they shall not be allowed to give any type of legal or real-property guarantees of any type in favor of third parties, other than (a) for the benefit of subsidiary, affiliated or related companies, or employees transferred between units, or of new employees, (b) transactions arising from agreements signed by the company with financial institutions for financings in the "vendor" mode, destined for the acquisition of pulp or paper manufactured and/or distributed by the company; III – prior authorization, in a meeting of the Executive Board, of: (a) opening of branch offices or the establishments referred to in Article 2 of these bylaws; (b) the signing of any legal transactions which bind the company, or relieve third parties of liabilities to the company, the value of which is in excess of R$ 20,000,000.00 (twenty million Reais), subject to Article 17, item XVI, of the bylaws; and (c) creation of subsidiaries or investments in other companies, except those arising from fiscal incentives. Article 22 – The active and passive representation of the company for the practice of any acts, and also for the signing of any legal transactions up to R$ 20,000,000.00 (twenty million Reais), subject to the private competencies of the Board of Directors and of the Executive Board provided for in these bylaws, shall take place by joint signature of two Directors or of one Director and a person holding power of attorney from the company, or, alternatively, two persons holding powers of attorney legally constituted and with specific powers, from the company. § 1 – The holders of power of attorney shall be appointed by a specific instrument, signed by two Directors, in which the powers conferred and the period shall be specified, and such periods shall always be determinate, except when the powers are given to professionals qualified for the Courts in general, with the powers of the " ad judicia et extra " clause or for the defense of the interest of the company in Administrative Proceedings. Article 23 – The Director-President shall have the competencies of: a) calling and chairing the meetings of the Executive Board; b) complying with, and at all times making efforts to cause compliance with, these bylaws, the decisions of the General Meeting of Stockholders and the decisions of the Board of Directors and the Executive Board; c) coordinating and supervising the activities of the members of the Executive Board, with the aim of making all activities compatible in the interest of the company. Article 24 – When absent or impeded, the Director-President shall be substituted by another Director designated, in writing or verbally, by him, and the substitute may exercise all the attributions of the Director-President, under these bylaws. Article 25 – The Directors shall have individual responsibility for the supervision and control of the activities inherent to their respective areas of activity, and other attributions which may be given to them by the Board of Directors and by the Director-President. CHAPTER IV – THE AUDIT BOARD – Article 26 – The Audit Board, with its legal attributions, shall not function as a permanent body, and shall be installed only at the request of holders of the quantities of shares set by law. § 1 – The Audit Board is made up of between 3 (three) and 5 (five) sitting members and an equal number of substitute members, who need not be stockholders, elected by the General Meeting of Stockholders, subject to the qualification and other requirements established by law. § 2 – Each period of functioning of the Audit Board shall terminate at the Ordinary General Meeting of Stockholders subsequent to its installation. § 3 – The period of functioning of the Audit Board may be presented at any General Meeting of Stockholders, proceeding immediately to the election of its members. § 4 – When the Audit Board is functioning, its sitting members shall have the right to fees set by the General Meeting of Stockholders, subject to the minimum legal limit. CHAPTER V – GENERAL MEETINGS OF STOCKHOLDERS – Article 27 – The General Meeting of Stockholders, called and in session pursuant to the law and these bylaws, is the supreme body to decide on all the business of the company and to take whatever decisions it deems convenient, and the period of notice for convocation of the first meeting is 15 (fifteen) days, and the said period is 8 (eight) days for the second convocation. § 1 – There shall be an Ordinary General Meeting of Stockholders once a year, within the first four months following the termination of the business year, to decide on the matters listed in Article 132 of Law 6404/76. § 2 – There may be Extraordinary General Meetings of Stockholders at any time, on convocation by the Chairman of the Board of Directors and, also in the cases provided for by law, on convocation by stockholders or by the Audit Board. § 3 – The General Meeting of Stockholders shall have a presiding Chairman, and Secretary, chosen by the stockholders present that have the right to vote. § 4 – Persons holding power of attorney from, and the representatives of, stockholders may take part in General Meetings of Stockholders when they have deposited the respective instruments of power of attorney or representation at the head office up to three business days before the date set for the General Meeting. CHAPTER VI – TH E B USINESS YEAR, FINANCIAL STATEMENTS AND PROFITS – Article 28 – The business year shall begin on 1 January and close on 31 December of each year, on which date the corresponding financial statements shall be raised in accordance with the requirements of law. Sole sub-paragraph: The company may raise intermediate financial statements at any time of the business year, based on which the Board of Directors may approve the bringing forward of the dividends provided for in these bylaws. Article 29 – The managers shall propose to the Ordinary General Meeting the allocations to be given to the net profit of the business year, the following allocations, in this order, being obligatory: I - 5% (five percent) for the constitution of the legal reserve, which shall not exceed 20% (twenty percent) of the company's registered capital; II – the portion corresponding to the constitution of contingency reserves; III - 25% (twenty five percent), at least, shall be allocated to payment of the obligatory annual dividend to the stockholders, calculated in accordance with Article 202 of Law 6404/76; IV – the General Meeting of Stockholders shall decide the destination of the balance ascertained, subject to the provisions of law. Sole sub-paragraph: The payment of dividends shall take place within a maximum period of 60 (sixty) calendar days from the date of the General Meeting of Stockholders or the Meeting of the Board of Directors which approves it. Article 30 – By decision of the Board of Directors, interest on equity may be paid or credited to the stockholders, up to the limit permitted by law, pursuant to Article 9 of Law 9249 of 26 December 1995, the amount of which may be imputed to the amount of the obligatory dividends referred to by Item III of Article 29 above, pursuant to the relevant legislation. CHAPTER VII – THE STOCKHOLDERS' AGREEMENT – Article 31 – The Stockholders' Agreement, dealing with the matters referred to by Article 118 of Law 6404 of 15 December 1976, and any other matters, shall be obeyed by the company, once it has been filed at the company's head office. Sole sub-paragraph: The obligations or responsibilities arising from these agreements shall be applicable to third parties, after registration in the competent records of the financial institution designated by the company. CHAPTER VIII - LIQUIDATION – Article 32 – The company shall enter into liquidation in the cases provided for by law, and the General Meeting of Stockholders shall have the competency to decide on its proceedings, electing the liquidators and the members of the Audit Board, and the Audit Board shall obligatorily function during the liquidation. CHAPTER NINE – TRANSITORY MATTER – Article 33 – The company, by calls for capital made by the Board of Directors, or by virtue of the conversion of debentures into common or preferred nominal shares, is authorized to increase the number of ordinary and preferred shares representing the registered capital, without a requirement for change in the bylaws, up to the limit of 140,000,000 (one hundred and forty million) common shares and 280,000,000 (two hundred and eighty million) preferred shares, all without par value. The Board of Directors may, at its option, change the existing proportion between the ordinary and preferred shares, up to the limit of one-third to two-thirds, respectively. Sole sub-paragraph: The Board of Directors may, in accordance with Article 172 of Law 6404/76 and Article 33 above, authorize the issuance by the company of common shares and preferred shares without the right to vote, or debentures convertible into common shares and preferred shares without the right to vote, with exclusion or reduction of the period of right of first refusal for subscription for existing stockholders, provided that the placement is made through sale on a securities exchange or public subscription, or by exchange of shares, in a public offer for acquisition of control, in accordance with the law."

    viii. Election of Mr. JOSÉ LUCIANO DUARTE PENIDO, Brazilian, married, engineer, holder of Identity Card RG no. M-3.764.122 SSP/MG and registered in the Brazilian Registry of Individual Taxpayers (CPF/MF) under No. 091.760.806-25 , with domicile at Alameda Santos, 1357, 6 th Floor, São Paulo, São Paulo State, to Membership of the Board of Directors, in substitution of Mr. RAUL CALFAT, for a term of office which shall extend until the Ordinary General Meeting which decides on the accounts of the business year ending 31 December 2004.

    The publication of these Minutes, with omission of the names of the stockholders, as allowed by law, was also authorized.

    All the decisions were taken by unanimity of votes, with those legally impeded from voting abstaining.

There being no further business, the meeting was suspended for the time necessary to prepare the present Minutes, which were read, checked and approved by the stockholders present, who sign them below. São Paulo 18 October 2004. (Signed by) JOSÉ LUCIANO DUARTE PENIDO – Chairman of the Meeting; EDUARDO LAVINI RUSSO – Secretary of the Meeting. STOCKHOLDERS: p.p. VOTOCEL FILMES FLEXÍVEIS LTDA. - Elton Flavio Silva de Oliveira; p.p. NOVA HPI PARTICIPAÇÕES LTDA . - Elton Flavio Silva de Oliveira; SERGIO FEIJÃO FILHO .

I certify that this is a copy of the original which is in the company's possession.

EDUARDO LAVINI RUSSO
Secretary